SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 3
                                (FINAL AMENDMENT)
                                       TO
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                               Organogenesis, Inc.
                               -------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                    68590600
                                    --------
                                 (CUSIP Number)



                            Stanmore Associates, L.P.
                               41 East 42nd Street
                            New York, New York 10017
                                 (212) 682-2770
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                November 10, 1998
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|




                                Page 1 of 4 pages

                Amendment No. 3 to Schedule 13D (Final Amendment)

         This statement amends the Schedule 13D dated January 22, 1997, as amended on September 22, 1997 and April 8, 1998 (as amended, the "Schedule 13D"), filed by Stanmore Associates, L.P. and the other Filing Persons named therein relating to the Common Stock, $.01 par value (the "Common Stock"), of Organogenesis, Inc., a Delaware corporation (the "Company"). Notwithstanding this Amendment No. 3, the Schedule 13D speaks as of its date. Capitalized terms used herein without definition have the meanings assigned to them in the
Schedule 13D.

ITEM 5(e) OF THE SCHEDULE 13D, "INTEREST IN SECURITIES OF THE ISSUER" IS AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

         The Filing Persons ceased to be the beneficial owner of more than 5% of the Common Stock on November 10, 1998. On such date, Mr. Erani agreed to become a member of the Board of Directors of the Company. In connection therewith, Mr. Erani and the other Filing Persons have agreed that each of the three families comprising the Filing Persons would act independently of one another. Previously, the three families disclaimed the existence of a "group" within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and they now have determined that they do not properly constitute a "group" within the meaning of the Exchange Act. Accordingly, the Filing Persons no longer have a reporting obligation under Section 13(d) of the Exchange Act with respect to the Common Stock and the Filing Persons intend not to further amend the Schedule 13D to reflect changes of the facts set forth herein which may occur after the date hereof.


                                Page 2 of 4 pages

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  November 10, 1998


                                            Stanmore Associates, L.P.


                                            By:  Stanmore Corporation, Inc.
                                                 general partner

                                            /s/Albert Erani
                                            ---------------------------
                                            Name:   Albert Erani
                                            Title:  Vice President


                                            Stanmore Corporation, Inc.

                                            /s/Albert Erani
                                            ----------------------------
                                            Name:    Albert Erani
                                            Title:   Vice President

                                            /s/Albert Erani
                                            ---------------------
                                            Albert Erani


                                            Alan Ades

                                           /s/Albert Erani
                                           ---------------------
                                           By: Albert Erani
                                           His: Attorney in Fact


                                           Ita Josette Ades

                                           /s/Albert Erani
                                           ---------------------
                                           By: Albert Erani
                                           Her: Attorney in Fact


                                Page 3 of 4 pages

                                            Maurice Ades

                                            /s/Albert Erani
                                            ---------------------
                                            By: Albert Erani
                                            His: Attorney in Fact


                                            Robert Ades

                                            /s/Albert Erani
                                            ---------------------
                                            By: Albert Erani
                                            His: Attorney in Fact


                                            Barbara Erani

                                            /s/Albert Erani
                                            ---------------------
                                            By:   Albert Erani
                                            Her: Attorney in Fact


                                            Dennis Erani

                                            /s/Albert Erani
                                            ---------------------
                                            By:   Albert Erani
                                            His: Attorney in Fact


                                Page 4 of 4 pages